                              CNB BANCORP, INC.

             Notice of Annual Meeting of Shareholders to be Held
                                April 15, 2003

To the Shareholders of CNB Bancorp, Inc.:

     The Annual Meeting of Shareholders of CNB Bancorp, Inc. will be held at the Holiday Inn, 308 North Comrie Avenue, Johnstown, New York on Tuesday, April 15, 2003, at 4:00 p.m. (local time), for the following purposes:

1. Election of Directors - To elect three directors of CNB Bancorp, Inc.;

2. To transact such other business as may properly come before the meeting or any adjournment of it.

     Only shareholders of record at the close of business on February 28, 2003 are entitled to notice of and to vote at the Annual Meeting or any adjournment of it.

                       By order of the Board of Directors,

                       /s/ George A. Morgan

                       George A. Morgan, Vice President
                       and Secretary

     Your vote is important. You are cordially invited to attend the meeting. Even if you plan to attend the meeting, please date and sign the enclosed proxy and return it promptly in the enclosed envelope.

     The Board of Directors unanimously recommends that the shareholders vote for the election as directors of the nominees named in this Proxy Statement.

                              CNB BANCORP, INC.

   Principal Office - 10-24 North Main Street, Gloversville, New York 12078

                ---------------------------------------------

                               PROXY STATEMENT
                                     FOR
                       ANNUAL MEETING OF SHAREHOLDERS

                          To Be Held April 15, 2003

                 --------------------------------------------


                             General Information

     This proxy statement is furnished in connection with the solicitation, by the Board of Directors of CNB Bancorp, Inc., a New York corporation (the "Company"), of proxies to be voted at the Annual Meeting of Shareholders to be held at 4:00 p.m. on Tuesday, April 15, 2003, at the Holiday Inn, 308 North Comrie Avenue, Johnstown, New York 12095. At the Annual Meeting, shareholders of the Company are being asked to consider and vote upon the election of three directors for three year terms. This proxy statement and the form of proxy are first being sent to shareholders on March 14, 2003. Proxies may be revoked by (i) filing with the Secretary of the Company at or before the Annual Meeting a written notice of revocation bearing a later date than the proxy, (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of the Company at or prior to the Annual Meeting, or (iii) attending the Annual Meeting and voting in person (although attendance at the meeting will not, in and of itself, constitute revocation of a proxy). Written notices of revoked proxies may be directed to George Morgan, Secretary, CNB Bancorp, Inc., 10-24 North Main Street, P.O. Box 873, Gloversville, New York 12078.

     All shares represented by valid proxies sent to the Company to be voted at the Annual Meeting will be voted if received in time. Each proxy will be voted in accordance with the directions of the shareholder executing such proxy. If no directions are given, proxies will be voted FOR the nominees presented herein.

     Proxies will be solicited by mail. They may also be solicited by directors, officers, and regular employees of the Company and the City National Bank and Trust Company (the "Bank"), a wholly-owned subsidiary of the Company, personally or by telephone, but such persons will receive no additional compensation for such services. The Company will bear all costs of soliciting proxies. In addition the Company will, upon the request of brokers, dealers, banks and voting trustees, and their nominees, who are holders of record of the Company's common stock on the record date, bear their reasonable expenses for mailing copies of this Proxy Statement, the form of proxy and Notice of Annual Meeting, to the beneficial owners of such shares.

     As of February 28, 2003, there were 2,227,529 shares of common stock, $2.50 par value, of the Company issued and outstanding. Only holders of such stock at the close of business on February 28, 2003 are entitled to notice of and to vote at the Annual Meeting. Each shareholder of record on that date is entitled to one vote for each share held.

     Voting Procedures. A quorum consists of a majority of the shares entitled to vote represented at the annual meeting in person or by proxy. Abstentions and broker non-votes (arising from the absence of discretionary authority on the part of a broker-dealer to vote shares of common stock held in street name for customer accounts) are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Once a share is represented at the meeting it is deemed present for quorum purposes throughout the meeting or any adjourned meeting unless a new record date is or must be set for the adjourned meeting.

     In the election of directors (Proposal 1), the three nominees for director who receive the largest number of votes cast "For" will be elected as directors if a quorum is present. Shares represented at the annual meeting in person or by proxy but withheld or otherwise not cast for the election of directors, including abstentions and broker non-votes, will have no impact on the outcome of the election.

     No person is known to the Company to be the beneficial owner of more than five percent of the Company's common stock.

     Shareholder Proposals for the Year 2004 Annual Meeting. In order for shareholder proposals to be eligible for inclusion in the Company's proxy material relating to its 2004 Annual Meeting, they must be directed to the Secretary of the Company and received no later than November 14, 2003.

     Any shareholder who intends to propose any other matter to be acted upon at the 2004 Annual Meeting of Shareholders must inform the Company by January 30, 2004, or if notice is not provided by that date, the persons named in the Company's proxy for the 2004 Annual Meeting will be allowed to exercise their discretionary authority to vote upon any such proposal without the matter having been discussed in the proxy statement for the 2004 Annual Meeting.

                      Proposal 1 - Election of Directors

     The by-laws of the Company provide that the Board of Directors shall consist of not less than five nor more than 25 members and that the total number of directors may be fixed by action of the Board of Directors or the shareholders. The by-laws further provide that the directors shall be divided into three (3) classes as nearly equal in number as possible, known as Class 1, consisting of not more than eight (8) directors; Class 2, consisting of not more than eight (8) directors; and Class 3, consisting of not more than nine (9) directors. Each class holds office for a term of three years, but only one class comes up for election each year. The Board of Directors has fixed the number of directors at ten. A total of three people have been designated by the Board as nominees for election at this meeting for three-year terms as directors in Class 2, to expire at the Annual Meeting to be held in 2006. Each director shall serve until his successor shall have been elected and shall qualify, even though his term of office as herein provided has otherwise expired, except in the event of his earlier resignation, removal or disqualification.

     Nominations for directors to be elected at an annual meeting of shareholders must be submitted to the Secretary of the Company in writing not later than the close of business on the thirtieth (30th) day immediately preceding the date of the meeting. Such notification shall contain the following information to the extent known to the notifying shareholder: (a) name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the total number of shares of common stock of the Company that will be voted for each proposed nominee; (d) the name and residence address of the notifying shareholder; and (e) the number of shares of common stock of the Company owned by the notifying shareholder. Nominations not made in accordance herewith may be disregarded by the presiding officer of the meeting.

     All nominees are currently directors of the Company and of the Bank and have been nominated for election to serve for three years or until their successors are elected.

     It is the intention of the persons named in the proxy to vote for the election of the following nominees, all of whom have consented to be named in this Proxy Statement, to serve if elected, and to hold office until their successors are elected and qualified. If any nominee is unavailable for election or declines to serve, the shares may be voted for a substitute nominee. The names of the nominees for election for a term of three years and certain information as to each of them are as follows:



Name, Age, Other Positions with
the Company, Principal Occupation
(previous 5 years) and                                                 No. of Common Shares      Percent
Directorships of Other                   Director        Term          Beneficially Owned        of Shares
Publicly Owned Companies                 Since <F1>      Expires       on January 31, 2003       Outstanding
------------------------                 --------        -------       --------------------      -----------


CLASS 2

John C. Miller, 72
President
John C. Miller, Inc.
Automobile Dealer                            1971           2003               75,000                3.37

Robert L. Maider, 71
Attorney-at-Law
Maider & Smith                               1981           2003               14,358 <F2>            .64
Timothy E. Delaney, 40
President
Delaney Construction Corp.
Heavy/Highway Construction                   1999           2003                9,891 <F3>            .44


The Board of Directors unanimously recommends that shareholders vote in favor of these nominees.

The following named members of the Board of Directors of CNB Bancorp, Inc.
will continue in office until the end of their terms:

                                      4


CLASS 3

George A. Morgan, 60
Vice President and Secretary
of the Company
Executive Vice President,
Cashier and Trust Officer
of the Bank                                  1991           2004               44,050 <F4>           1.94

Clark D. Subik, 48
President
Superb Leather, Inc.
Leather Merchandiser                         1995           2004                8,577 <F5>            .32
Deborah H. Rose, 52
Retired Vice President
Hathaway Agency, Inc.
General Insurance                            1996           2004                7,163 <F6>            .32

Theodore E. Hoye, III, 54
President
First Credit Corporation
Financing & Insuring of
Manufactured Housing                         1998           2004               11,612 <F7>            .52

CLASS 1

William N. Smith, 62
Chairman of the Board,
President and Chief Executive
Officer of the Company and the Bank          1982           2005               69,900 <F8>           3.05

Brian K. Hanaburgh, 53
Owner
D/B/A McDonald's Restaurants
Fast Food Restaurants                        1994           2005                2,348 <F9>            .11

Richard D. Ruby, 54
President
Ruby & Quiri, Inc.
Home Furnishings Retailer                    1999           2005                5,468 <F10>           .25

                              --------------------------------------------------------

Beneficial Ownership by All
Directors and Executive Officers
as a Group                                                                    259,441               11.05%

                                      5


          <F1>  Year in which Director was first elected to the Board of
                Directors of the Company or the Bank.

Except as otherwise noted, none of the named individuals shares with another person either voting or investment power as to the shares reported.

          <F2>  Includes 1,489 shares owned individually by his spouse.

          <F3>  Includes 2,280 shares issuable upon the exercise of
                exercisable stock options, and 7,199 shares owned jointly with spouse.

          <F4>  Includes 42,466 shares issuable upon the exercise of exercisable stock options.

          <F5>  Includes 1,030 shares owned jointly with spouse, and 750 shares owned individually by his spouse.

          <F6>  Includes 515 shares owned jointly with spouse.

          <F7>  Includes 6,797 shares in the name of First Credit Corporation and 4,140 shares in a Money Purchase and Profit Sharing Plan.

          <F8>  Includes 65,780 shares issuable upon the exercise of exercisable stock options.

          <F9>  Includes 826 shares owned individually by his spouse.

          <F10> Includes 2,280 shares issuable upon the exercise of
                exercisable stock options.



     Board Meetings and Committees of the Board. The Board of Directors of the Company met twelve times during 2002. All members attended at least 75% of the aggregate number of meetings of the Board of Directors and committees of the Board of which they are members.

     The Board of Directors of the Company does not have a standing nominating committee. This function is performed by the Board's Executive Committee which met four times during 2002. Its members are Messrs. Smith, Chairman; Hoye, Morgan and Ruby, and in addition, up to two other members of the Board may serve as rotating members on a monthly basis. The Executive Committee reviews and recommends to the full Board of Directors nominees for election or re-election as directors. The Executive Committee will consider the names of individuals recommended by shareholders for nomination to be directors of the Company. Persons wishing to recommend individuals for consideration should send such recommendations to the Secretary of the Company.

     The Audit Committee of the Board of Directors of the Bank functions as the standing Audit Committee of the Board of Directors of the Company. This Committee met eight times in 2002. Its members are Ms. Rose, Chairperson; Messrs. Delaney, Hanaburgh and Subik. The responsibilities of the Audit Committee include recommending the appointment of and overseeing a firm of independent auditors whose duty it is to audit the books and records of the Company and its subsidiaries for the fiscal year for which they are appointed; monitoring and analyzing the results of internal and regulatory examinations; and monitoring the Company's and its subsidiaries' financial and accounting organization and financial reporting.

     The Compensation Committee of the Board of Directors of the Bank functions as the standing Compensation Committee of the Board of Directors of the Company. This Committee met three times in 2002. Its members are Messrs. Perrella, Chairman; Hanaburgh and Miller. The Committee reviews the salaries and other forms of compensation of the key executive officers of the Company and the Bank, reviews salary policies and general salary administration throughout the Bank and recommends to the Board of Directors profit sharing contributions to be made to the Employee Profit Sharing Plan.

     Audit Committee Report. The Audit Committee of the Board of Directors of the Company is responsible for providing independent, objective oversight of the Company's accounting functions, internal controls and financial reporting process. The Audit Committee is composed of four directors, each of whom is independent as defined by the National Association of Securities Dealers' listing standards. The Audit Committee operates under a written charter approved by the Board of Directors.

     Management is responsible for the Company's internal controls and financial reporting process. The Company's independent accountants, KPMG LLP ("KPMG"), are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee the financial reporting and audit processes.

     In connection with these responsibilities, the Company's Audit Committee met with management and the independent accountants to review and discuss the Company's December 31, 2002 consolidated financial statements. The Audit Committee also discussed with the independent accountants the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee also received written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee discussed KPMG's independence with KPMG and has considered whether the non-audit services provided by KPMG during the fiscal year ended December 31, 2002 were compatible with maintaining KPMG's independence. The Audit Committee has concluded that the non-audit services provided do not impair the independence of KPMG.

     Based upon the Audit Committee's discussions with management and the independent accountants, and its review of the information described in the preceding paragraph, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2002, to be filed with the Securities and Exchange Commission.

                                         The Audit Committee

                                         Deborah H. Rose, Chairperson
                                         Timothy E. Delaney
                                         Brian K. Hanaburgh
                                         Clark D. Subik

     The following table presents fees for professional audit services rendered by KPMG for the audit of the Company's annual consolidated financial statements for the fiscal year ended December 31, 2002, and fees billed for other services provided by KPMG during 2002.

       Audit Fees                                                    $ 91,300
       Audit related fees(1)                                         $  3,500
                                                                     --------
            Audit and audit related fees                             $ 94,800


       Tax fees(2)                                                   $ 38,145
       All other fee(3)                                              $ 31,422
                                                                     --------
            Total fees                                               $164,367
                                                                     ========

       (1) Audit related fees consisted of fees for an audit of City National Bank & Trust Company's collateral maintenance levels as required by the Federal Home Loan Bank of New York.

       (2) Tax fees consisted of fees for tax consultation and tax compliance services.

       (3) All other fees consisted of fees for EDP control services related to the Company's information technology, including external penetration testing.

     Section 16(a) Beneficial Ownership Reporting Compliance. Section 16 (a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors to file reports of ownership and changes in ownership with the Securities and Exchange Commission. The Company assists executive officers and directors in filing the required reports and, to its knowledge during the year 2002, all filing requirements applicable to officers and directors were met.

     Selection of Auditors. KPMG has served the Company as its independent auditors for over twenty-five years. Selection of auditors for the current year will be made at the meeting of the Board of Directors scheduled for April 28, 2003. We anticipate that KPMG will be selected. We expect representatives of KPMG to be present at the Annual Meeting with the opportunity to make statements if they so desire and to be available to respond to appropriate questions raised at the meeting.

     Executive Officers Compensation. The following Summary Compensation Table shows the annual and long-term compensation for the last three fiscal years for the Company's Chief Executive Officer, and for the Company's Vice President and Secretary; the only executive officers of the Company, or the Bank, whose total salaries and bonuses exceeded $100,000 in 2002.


                                    Summary Compensation Table


                                                                                Long-Term
                                              Annual Compensation               Compensation
                                              -------------------               ------------
                                                                                Securities
Name and                                                                        Underlying        All Other
Principal Position                       Year      Salary         Bonus         Options (#)      Compensation <F1>
------------------------------------------------------------------------------------------------------------------
William N. Smith, Chairman               2002      $231,800       $37,880       7,500            $18,065
of the Board, President and              2001      $215,500       $31,240      10,000            $17,705
Chief Executive Officer of               2000      $202,520       $22,765           0            $15,374
the Company and the Bank

George A. Morgan                         2002      $156,800       $23,880       5,000            $12,375
Vice President and                       2001      $146,800       $19,520       6,700            $12,112
Secretary of the Company                 2000      $138,165       $16,191           0            $10,397
and Executive Vice-President,
Cashier and Trust Officer
of the Bank



<F1> The amounts shown in this column for the most recently completed fiscal year were derived from the following figures: (a) contributions by the Company to its profit-sharing plan: Mr. Smith, $16,930: and Mr. Morgan, $11,708, and (b) the economic benefit of life insurance coverage provided for the executive officers: for the benefit of Mr. Smith, $1,135: for the benefit of Mr. Morgan, $667.


                                      9

The following table provides information on grants of stock options in 2002 to the named executives.


                                             Option Grants In Last Fiscal Year


                          Number of         Percent of
                          Securities        Total Options
                          Underlying        Granted to          Exercise
                          Options           Employees in        or Base            Expiration      Grant Date
Name                      Granted (#)       Fiscal Year         Price ($/Sh)       Date            Present Value($)<F1>
-----------------------------------------------------------------------------------------------------------------------
William N. Smith          7,500             18.50%              $29.43             06/24/12        $35,325

George A. Morgan          5,000             12.33%              $29.43             06/24/12        $23,550


<F1> The grant date present value is estimated by using the Black-Scholes option pricing model with the following weighted average assumptions: the expected life of the options was estimated to be five years, dividend yield of 2.41%, expected volatility 15.8%, and risk free interest rate of 4.19%. Based on the above assumptions, the Company has estimated that the per share fair value of the options granted was $4.71.



The following table sets forth the options exercised in 2002 and the December 31, 2002 unexercised value of both vested and unvested options for the named executives.


        Aggregate Option Exercises In 2002 and Year-End Option Values


                                                                                  Value of
                                                         Number of Securities     Unexercised
                                                         Underlying               In-the-Money
                                                         Unexercised Options      Options
                    Shares                               at 12/31/02(#)           at 12/31/02 ($)
                    Acquired on          Value           Exercisable/             Exercisable/
Name                Exercise (#)         Realized ($)    Unexercisable            Unexercisable   <F1>
--------------------------------------------------------------------------------------------------------
William N. Smith    10,000               $57,550         65,780/12,500            $69,065/$0
George A. Morgan     6,000               $34,530         42,466/8,350             $41,812/$0


<F1> Value is based on the difference between the fair market value of the securities underlining the options and the exercise price of the options at December 31, 2002. The actual amount, if any, realized upon the exercise of stock options will depend upon the market value of the Company's common stock relative to the exercise price per share of the optioned stock at the time the stock option is exercised.



Employment Arrangements. The Company and the Bank have entered into agreements with William N. Smith and George A. Morgan which provide that if a "change of control" of the Company or the Bank should occur, Mr. Smith and Mr. Morgan will be entitled to continued employment by the Company and the Bank for a minimum of five years following the "change of control" with the same position and duties held at the time of a "change of control" and at salaries which are no less than those in effect at the time the "change of control" occurs. If, within five years of a "change of control," the Company or the Bank should terminate Mr. Smith's or Mr. Morgan's employment for reasons other than "cause" or disability or if Mr. Smith or Mr. Morgan should resign for "good reason" he would be entitled to a lump sum termination payment equal to three times his annual compensation plus, if applicable, a grossed up amount so that the after tax amount is equal to any excise tax imposed on such termination payment pursuant to Internal Revenue Code Section 4999.

Compensation Of Directors. At present, directors of the Company are not compensated in any way for their services. The directors of the Bank are the same individuals who are directors of the Company. Directors of the Bank are compensated for all services as directors as follows: for attending regular and special meetings of the Board, $700 for each meeting; for service as regular members of the Executive and Discount Committee, except salaried officers $11,700 per annum, payable quarterly; for service as special members of the Executive and Discount Committee, $900 for the month of service; for service as members of the Trust Investment Committee, except salaried officers $3,600 per annum, payable quarterly; for service as members of the Audit Committee $300 for each meeting attended. In addition to the foregoing, the Chairman of the Audit Committee receives an annual fee of $700, payable quarterly. Members of the Compensation Committee receive $300 for each meeting attended.

                        Compensation Pursuant To Plans

Retirement Plans - The following table shows the estimated annual benefits payable upon retirement under the pension plans of the Bank based on specific compensation and years of service classifications.


                     Estimated Annual Benefits For Years Of Service Indicated


Highest 5-Year Average              20 Years          30 Years               40 Years
Base Compensation                    Service           Service                Service

$    50,000                           13,634            20,452                 26,985
    100,000                           31,134            46,702                 60,735
    150,000                           48,634            72,952                 94,485
    200,000                           66,134            99,202                128,235
    250,000                           83,634           125,452                161,985
    300,000                          101,134           151,702                195,735


     The Bank has a non-contributory defined benefit retirement plan by participation in the New York State Bankers Retirement System. This Plan covers all employees of the Bank age 21 years, and less than 65 years, with more than one year of service who complete 1,000 or more hours of service during the year. Benefits are based on the number of years of service and salary at retirement. An employee becomes fully vested in the Plan after five years of service. The amount of contributions, payment, or accrual, in respect to a specified person, is not and cannot readily be separately or individually calculated by the actuaries of the Plan. During 2002, the aggregate amount expensed for retirement contributions to the Plan equaled approximately 6.46% of the total covered remuneration paid to participants in the Plan. In addition, the Bank has entered into an Agreement with William N. Smith whereby the Bank has agreed to pay Mr. Smith a supplemental retirement benefit equivalent to the excess of the benefit he would receive under the Plan if the compensation limitations provided by Section 401(a)(17) of the Internal Revenue Code did not exist over his Plan benefit. The Agreement also provides that, for purposes of computing the supplemental benefit payable to Mr. Smith, he will receive credit for an additional ten years of service beyond his actual service with the Bank and the Company. Mr. Smith's supplemental retirement benefit under this Agreement is only payable on his termination of employment on or after his normal retirement date, his earlier death or disability or if his employment terminates within four years of a change in control of the Company or the Bank. The Bank has purchased a life insurance policy on Mr. Smith's life so that it will have funds available to satisfy its obligations under this Agreement. This life insurance is held in a so-called "Rabbi" trust but is available to the creditors of the Bank. Under the Plan, as supplemented by the Agreement, each participant who retires at age 65 is entitled to receive an annual retirement income for life equal to 1.75% of the average of the highest consecutive five years of compensation during his or her career (average compensation) times creditable service up to 35 years, plus 1.25% of the average compensation times creditable service in excess of 35 years (up to five such years), less .49% of the final three year average compensation (limited to covered compensation, which is defined as the average of the individual's last 35 years of taxable social security wage base), times creditable service up to 35 years. Estimated annual benefits to individual employees for the years of service indicated, exclusive of social security benefits, are shown in the preceding table. (The Plan and the Agreement contain provisions for optional benefits of equivalent actuarial value which may be elected by the employee.) As of December 31, 2002, William N. Smith had 27 years of credited service with the Bank and George A. Morgan had 35 years.

     Profit Sharing Plans - The Bank has a deferred profit sharing plan.
At present, the profit sharing plan provides for annual contributions, if any, by the Bank, at the discretion of the Board of Directors. Employees are eligible to participate in the profit sharing plan after completing one year of service with the Bank and having reached age 21 years. Contributions on behalf of participating employees are allocated to participants' shares in proportion to their annual compensation. Amounts expensed for deferred profit sharing plan contributions are included in the above summary compensation table. Participants are fully vested over a six year period. Contributions are invested and administered by the Bank as sole trustee and administrator. In addition, the Agreement between William N. Smith and the Bank provides that Mr. Smith will receive credit in an account maintained on the books of the Bank for an amount equal to the difference between the amount actually credited to Mr. Smith's account under the profit sharing plan and the contribution he would have received without regard to the compensation limitations of Section 401(a)(17) of the Internal Revenue Code. The balance in Mr. Smith's supplemental profit sharing account is payable on his termination of employment on or after his normal retirement date, his earlier death or disability or if his employment terminates within four years of a change in control of the Company or the Bank. The Bank is contributing money to the "Rabbi" trust previously referred to so that it will have funds available to satisfy its obligation under the Agreement to pay Mr. Smith supplemental profit sharing benefits.

     Director Fees Plan - The Bank has a deferred fees plan for directors. This plan allows directors the election to defer the receipt of meeting fees to a future date. Deferred fees are credited, together with interest accruing thereon, to a separate liability account. Interest is credited annually at a rate of twenty-five basis points above the six month Treasury Bill average discounted rate for the year. The balance of any account is payable to the director, or to his designated beneficiaries, in a lump sum or in up to ten annual installments, at the election of the director. Payments begin on a date specified by the director or upon his termination as a director of the Bank, whichever is applicable.

     Long-Term Incentive Compensation Plan - The Company and its shareholders have adopted a Long-Term Incentive Compensation Plan. A total of 225,000 shares have been reserved for issuance under the Long-Term Incentive Compensation Plan, subject to adjustment if the Company's capitalization changes as a result of a stock split, stock dividend, recapitalization, merger or similar event. The plan provides for the award of stock options, stock or restricted stock to any Company or Bank directors, officers, other key employees and consultants designated by a committee of the Company's Board consisting of outside directors, which administers the plan. The committee's authority includes the power to (a) determine who will receive awards under the plan, (b) establish terms and conditions of awards and the schedule on which options become exercisable (or other awards vest), (c) determine the amount and form of awards, (d) interpret the plan and terms of awards, and (e) adopt rules for administration of the plan. The only awards made under the plan to date are awards of stock options.

     Stock options awarded under the plan have terms of up to 10 years and may be nonqualified stock options, meaning stock options that do not qualify under Section 422 of the Internal Revenue Code for the special tax treatment available for qualified, or "incentive" stock options. Nonqualified stock options may be granted to any eligible plan participant, but incentive stock options may be granted solely to employees of the Bank. All stock option awards made to date are incentive stock options. The exercise price of incentive stock options may not be less than the fair market value of the Company's common stock on the date of grant, which under the terms of the plan means the average of the bid and asked prices or the fair market value determined by the Company's Board if bid and asked prices are not available. The plan does not require that the exercise price of nonqualified stock options be at least equal to the fair market value on the grant date, but the exercise price of awards made to date is the fair market value on the date of grant.

     An option holder whose service terminates generally has one year after termination within which he may exercise options, forfeiting any options not exercised by the end of one year from termination. An option holder whose service is terminated for cause forfeits all unexercised stock options.

           Compensation Committee Report on Executive Compensation

     Overview and Philosophy. The Board of Directors of the Company has established a Compensation Committee. The Compensation Committee is responsible for developing and making recommendations to the Board with respect to the Company's executive compensation policies. There are no interlocking relationships between any members of the Compensation Committee.

     Pursuant to authority delegated by the Board, the Compensation Committee determines annually the compensation to be paid to the Chief Executive Officer and each other executive officer. The Compensation Committee also structures and monitors all contracts with executive officers which include the employment agreements with Messrs. Smith and Morgan. Compensation decisions with respect to executive officers are based upon the factors discussed below, rather than any obligation set forth in such contracts.

     The Compensation Committee gathers comparative compensation data from independent sources, including the Independent Bankers Association of New York, and has attempted to develop a strategy which links pay to performance.

     The objectives of Company's executive compensation program are to:

     - Support the achievement of desired goals of the Company.

     - Provide compensation that will attract and retain superior talent and reward performance.

     - Align the executive officers' interests with those of shareholders by placing a significant portion of pay at risk with payout dependent upon corporate performance, both on a short-term and long-term basis.

     The executive compensation program provides an overall level of compensation opportunity that is competitive within the banking industry. Actual compensation levels may be greater or less than average competitive levels in surveyed companies based upon annual and long-term Company performance. The Compensation Committee also uses its discretion to set executive compensation based upon individual performance.

     Compensation Matters in 2002. During 2002 the Compensation Committee increased the levels of base salary of the Chief Executive Officer and certain other Executive Officers. The increases in base salary were based upon an analysis of compensation levels for management performing similar functions at other banking companies of similar size and operations.

     Annual cash bonuses were paid to the Chief Executive Officer and other Executive Officers for the year 2002, based upon the Compensation Committee's qualitative assessment of the individual's performance and that of the Company, rather than any discrete performance measures.

     Executive Officer Compensation Program. The Company's executive officer compensation program is comprised of base salary, annual cash incentive compensation, longer-term incentive compensation in the form of stock options and various benefits.

     Base Salary. Base salary levels for the Company's executive officers are set relative to companies in the banking industry of similar size and complexity of operations, as described above. In determining salaries, the Compensation Committee also takes into account individual experience, and performance, the Company's performance and specific issues particular to the Company.

     Annual Incentive Compensation. The Company provides direct financial incentives in the form of an annual cash bonus to executives to achieve the Company's annual goals. The amount distributed to each Executive Officer is based on his or her base salary and is weighted to reflect the individual's ability to affect the performance of the Company, with the Chief Executive Officer having the largest weighting.

     Long-Term Incentives. Stock options awarded in 2002 under the Stock Option Plan constitute the Company's long-term incentive plan for executive officers. The objectives of the stock option awards are to align executive and shareholder long-term interests by creating a strong and direct link between executive pay and shareholder return, and to enable executives to develop and maintain a long-term stock ownership position in the Company's common shares.

     Stock options awarded executive officers in 2002 were granted at an option price equal to the fair market value of the Company's common shares on the date of grant, have ten-year terms and have exercise restrictions that lapse ratably over a four-year period. Awards are made at levels considered to be competitive within the banking industry.

     Benefits. The Company provides medical benefits to its executive officers that are generally available to all fulltime Company employees.

     Chief Executive Officer Compensation. The base salary of Mr. Smith, the Company's President, was increased to $231,800, effective January, 2002, based upon the Compensation Committee's review of surveys of other banking companies, as described above, and its determination that such amount would represent a competitive base salary. Mr. Smith received a total of 7,500 stock options in 2002.

     In respect to the limits on deductibility for federal income tax purposes of compensation paid an executive officer in excess of $1 million, the Company intends to strive to structure components of its executive compensation to achieve maximum deductibility, while at the same time considering the goals of its executive compensation philosophy.

     Membership of the Compensation Committee. The Company's directors serving on the Compensation Committee are named below:

                                            Frank E. Perrella, Chariman
                                            Brian Hanaburgh
                                            John C. Miller

     Compensation Committee Interlocks and Insider Participation in Compensation Decisions. Regulations of the Securities and Exchange Commission require the disclosure of any related party transactions with members of the Compensation Committee. During the past year, certain directors and officers, including members of the Compensation Committee, and one or more of their associates may have been customers of and had business transactions with the Bank. All loans included in such transactions were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other persons, and did not involve more that normal risk of collectability or present other unfavorable features. It is expected that similar transactions will occur in the future.

     Related Party Transactions. Directors and executive officers of the Company and their associates were customers of, or had transactions with, the Company or the Bank or other subsidiaries in the ordinary course of business during 2002. Additional transactions may be expected to take place in the future. All outstanding loans to directors and executive officers and their associates, commitments and sales, purchases and placements of investment securities and other financial instruments included in such transactions were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral where applicable, as those prevailing at the time for comparable transactions with other persons, and did not involve more than normal risk of collectability or present other unfavorable features.

     During 2002, the Bank purchased installment loan contracts from First Credit Corporation of New York, Inc. and paid it $176,442 in servicing fees. First Credit Corporation of New York, Inc. engages in the business of developing and servicing retail sales and installment loan contracts for the manufactured housing industry with various lending institutions. Mr. Hoye, a director of the Company, owns and operates First Credit Corporation of New York, Inc.

     Robert L. Maider, who is a member of the Board of Directors, is a partner of the law firm of Maider & Smith, which the Bank has retained in the past and proposes to retain in the current fiscal year. During 2002, the Bank made payments to this firm for services in the amount of $22,128.66.

     Each of these transactions and relationships was entered into on an arms' length basis. Management of the Company believes that all amounts paid by the Company or the Bank in those transactions have been at competitive rates or prices.

                              PERFORMANCE GRAPH

     Performance Graph. The following line graph presentation compares the five-year cumulative total shareholder return on CNB Bancorp, Inc.'s common stock against the cumulative total return of the Standard & Poor's 500 Index and the Keefe, Bruyette & Woods, Inc. 50 Bank Index (KBW
50). The graph assumes that $100 was invested on December 31, 1997 and includes both price change and reinvestment of cash dividends. Graph points are as of December 31 of each year.

     The KBW 50 Index is made up of fifty of the nation's most important banking companies, including both money center and major regional banks, and is considered to be representative of the price performance of the nation's largest banks. It should be kept in mind that, by design, the KBW 50 Index does not reflect the price or total return performance of smaller banking companies.

(GRAPH)



                                                              Period Ending

Index                          12/97           12/98           12/99           12/00          12/01         12/02

CNB Bancorp, Inc.              100.00          121.33          129.58          137.05         151.44        134.77
S&P 500                        100.00          128.58          155.64          141.48         124.65         97.10
KBW 50                         100.00          108.28          104.52          125.48         120.31        112.00


Other Matters. As of the date of this Proxy Statement, the Board of Directors does not know of any matter other than as indicated above that will come before the meeting. In the event that any other matter properly comes before the meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies in accordance with their best judgment on such matters.

     A copy of Form 10K (Annual Report) for 2002, filed with the Securities and Exchange Commission by the Company, is available to shareholders free of charge by written request to George A. Morgan, Vice President and Secretary, CNB Bancorp, Inc. 10-24 North Main Street, P.O. Box 873, Gloversville, NY 12078.

                        Annual Report to Shareholders

     The Company's Annual Report for its fiscal year ended December 31, 2002 accompanies the Proxy Statement but is not part of our proxy soliciting material. You may obtain additional copies of our Annual Report by requesting them from George A. Morgan, the Company's Secretary.

             Householding of Proxy Statements and Annual Reports

     We undertake to deliver promptly, upon written or oral request, a separate copy of this Proxy Statement or the Annual Report, as applicable, to a shareholder at a shared address to which a single copy of this documents was delivered. Requests should be addressed to George A. Morgan, Secretary, CNB Bancorp, Inc., 10-24 North Main Street, P.O.
Box 873, Gloversville, New York 12078, telephone (518) 773-5126.

     We urge you to sign and return the enclosed proxy form as promptly as possible whether or not you plan to attend this meeting in person.